Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Warrants to Purchase Series C Senior Convertible Stock, the 2000 Stock Incentive Plan, and the 2006 Stock Option and Incentive Plan of Optium Corporation, our report dated June 21, 2006 (except for the last paragraph of note 6, as to which the date is July 25, 2006), with respect to the financial statements of Optium Australia Pty Limited (formerly Engana Pty Limited) included in the Registration Statement (Form S-1 No. 333-135472) and related Prospectus, as amended, of Optium Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Sydney, Australia
November 15, 2006